Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

            THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 31st day of December, 2007 (the “Effective Date”) by and between Washington Mutual, Inc., a Washington Corporation (“Washington Mutual”) and Stephen J. Rotella (“Employee”).

            WHEREAS, Washington Mutual and Employee wish to amend the Employment Agreement dates as of January 10, 2005 (the “Employment Agreement”) to reflect amendments required for the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code and to make certain technical changes;

            NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows:

            1.         Section 6(d) of the Employment Agreement is amended to read as follows:

For purposes of Section 6(c), Employee’s “annual compensation” shall equal the sum of (i) the highest of the Employee’s annual base salary for the calendar year in which termination occurs, the prior calendar year, or (if applicable) the calendar year immediately preceding the year in which the Change in Control occurred, (ii) the highest of (A) the Employee’s target bonus for the calendar year in which the termination occurs (including, for the avoidance of doubt, any portion of the target bonus that at the Employee’s election was deferred for payment or exchanged for equity awards), (B) the Employee’s actual bonus (including, for the avoidance of doubt, any portion of the actual bonus that was deferred or exchanged at the Employee’s election for equity awards) for the prior calendar year, or (C) if applicable, the Employee’s actual bonus (including, for the avoidance of doubt, any portion of the actual bonus that was deferred or exchanged at the Employee’s election for equity awards) for the calendar year immediately preceding the year in which the Change in Control occurred, and (iii) the amount of the contributions or accruals made or anticipated to have been made on Employee’s behalf to Washington Mutual’s benefit plans for the calendar year in which the termination occurs, including without limitation contributions to and accruals under qualified and nonqualified defined contribution and defined benefit pension plans and plans qualified under Section 125 of the Code.  For purposes of this paragraph, bonus refers to monthly, quarterly, annual and other periodic performance-based bonuses based on individual and/or company results, and excludes non-periodic lump sum bonuses (such as sign-on and retention bonuses (even if such bonuses are also performance-based bonuses) and cash and non-cash prizes and awards, including awards from sales contests) and the value of equity awards except as otherwise specifically provided herein.  For purposes of this paragraph, any increase in the value of benefits to be provided under the Executive Target Replacement Income Plan shall not be counted as a contribution or accrual under Section 6(d)(iii).

2.         Section 6(f) is amended by adding the following sentence to the end thereof:

In all events, any Gross-Up Payment made pursuant to this Section 6(f) shall be paid to Employee no later than the end of the calendar year following the year in which the related taxes are remitted to the applicable taxing authority.

3.         A new Section 15(h) is added to read as follows:

Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with Washington Mutual, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with Washington Mutual, or (b) the Employee’s death.  The provisions of this Section 15(h) shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Washington Mutual (with Employee’s consent) may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

            IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the Effective Date.

WASHINGTON MUTUAL, INC.	STEPHEN J. ROTELLA

By:	By: